Exhibit 10.6

CAPTARIS, INC.

SUMMARY OF NONEMPLOYEE DIRECTOR COMPENSATION

(As of June 2008)

Standard Cash Compensation. Nonemployee directors receive the following standard cash compensation:

Amount ($)
Annual Retainer (paid quarterly)	36,000

Annual Committee Membership Retainers (paid quarterly)

Audit Committee	10,000

Compensation Committee	7,000

Governance Committee	4,000

Annual Board and Committee Chair Retainers (paid quarterly)

Board of Directors	47,000

Audit Committee	18,000

Compensation Committee	14,000

Governance Committee	13,000

Standard cash compensation is paid quarterly at the beginning of each quarter. For new directors or for changes to existing directors’ committee chair or membership status, amounts will be prorated based on the number of days in the quarter.

Special Committee Compensation. In March 2008, the Board of Directors decided to evaluate strategic alternatives to further enhance shareholder value. To oversee and expedite this process, the Board of Directors established a Special Committee comprised of the following independent, non-employee directors: Bruce L. Crockett (Chairman), Daniel R. Lyle, Thomas M. Murnane, and Patrick J. Swanick. The members of the Special Committee receive the following one-time retainer and per meeting fees, and are subject to the following maximum amount of compensation over the life of the committee (including the one-time retainer and per meeting fees).

Member	One-Time Retainer	Per Meeting Fee	Maximum Amount of Compensation
Chairman	$25,000	$1,250	$50,000
All other members of Special Committee	$20,000	$1,000	$40,000

Cash Compensation in Lieu of Equity Compensation. In June 2008, the Board of Directors suspended all equity compensation for nonemployee directors. In lieu of equity compensation, nonemployee directors receive additional cash compensation of $3,750 per month for services from June 1, 2008 until the date of the next annual or special shareholders meeting (the “Interim Cash Compensation”). Interim Cash Compensation is paid on a quarterly basis in arrears, with the exception of the payment for June 2008, which will be paid on July 1, 2008. Nonemployee directors will receive a prorated Interim Cash Compensation payment for the quarter in which the next shareholders meeting occurs, based on the number of days in the quarter through the date of such shareholders meeting. If a corporate transaction is approved at such shareholders meeting, then immediately after such shareholders meeting, nonemployee directors will receive a cash payment equal to $45,000 minus any Interim Cash Compensation received.

If a corporate transaction is not approved at such shareholders meeting, then immediately after such shareholders meeting, nonemployee directors will receive equity awards with an aggregate value equal to $45,000 minus any Interim Cash Compensation received, of which 56% will be in the form of a stock option and 44% will be in the form of a Restricted Deferred Stock Unit Award (“DSU Award”). Such equity awards will have the terms described below under the heading “Equity Compensation.” In addition, if a corporate transaction is not approved at such shareholders meeting, the standard equity compensation program described below under the heading “Equity Compensation” will resume.

Elective Deferrals of Cash Compensation. Nonemployee directors may elect to defer 25%, 50%, 75% or 100% of their cash compensation into the Company’s Deferred Compensation Plan for Nonemployee Directors (the “Deferred Compensation Plan”). Deferred amounts will be treated as if they were invested in the Company’s common stock (no actual purchase of Company common stock will be made) at the closing price of such stock on the date the amounts would have been paid to the nonemployee director had they not been deferred. Upon a nonemployee director’s termination of service, deferred amounts will be distributed in shares of the Company’s common stock (with cash for any fractional share).

Nonemployee directors can make deferral elections to take effect on the later of the effective date of the Deferred Compensation Plan or the date such elections are filed with the Company. To do so, nonemployee directors must file their deferral elections with the Company no later than 30 days after the effective date of the Deferred Compensation Plan. Any such deferral election will apply only to cash compensation earned (and paid) after the later of the effective date of the Deferred Compensation Plan or the date the deferral election is filed with the Company. Nonemployee directors who do not file an initial deferral election within 30 days after the effective date of the Deferred Compensation Plan can begin to defer cash compensation as of the first day of any subsequent calendar year by filing a completed deferral election with the Company prior to the beginning of that year. A nonemployee director’s deferral election (whether an initial or subsequent election) will remain in effect from year to year until the nonemployee director changes it. Any such change will become effective as of the first day of the calendar year beginning after the new deferral election is filed with the Company. Deferral election changes cannot become effective mid-year.

Equity Compensation. As described above, in June 2008, the Board of Directors suspended all equity compensation for nonemployee directors. However, if a corporate transaction is not approved at the next annual or special shareholders meeting, the standard equity compensation program for nonemployee directors will resume. Under the standard equity program for nonemployee directors, nonemployee directors receive the following equity awards under the Company’s 2006 Equity Incentive Plan:

•	Initial and annual stock option grants with a $20,000 value (based on the 123R valuation methodology used by the Company), which vest in full one year after the date of grant; and

•	Initial and annual DSU Awards with a $25,000 value, which vest in full one year after the date of grant.

Initial grants are issued to the nonemployee directors when they join the Board of Directors. Annual grants are issued to the nonemployee directors on the date of the annual shareholder meeting unless the nonemployee director received an initial grant within six (6) months prior to the annual shareholder meeting.

The DSU Awards provide for restricted stock units that are automatically deferred under the Deferred Compensation Plan. On the date of grant, the $25,000 value of a DSU Award is converted into a number of stock units (with one stock unit equal to one share of the Company’s common stock) based on the fair market value of the Company’s common stock on that date. Upon a nonemployee director’s termination of service, vested stock units will be distributed in shares of the Company’s common stock (with cash for any fractional share), with one share of

Company common stock being issued for each stock unit credited to the nonemployee director’s Deferred Compensation Plan account. Any stock units that are not vested at the time of termination will be forfeited.

Form 4 Reporting. With respect to DSU Awards, nonemployee directors must file a Form 4 within two business days after a DSU Award is granted. With respect to shares issuable in connection with cash deferrals, nonemployee directors must file a Form 4 within two business days of the date on which the cash compensation would have been paid to the nonemployee director had it not been deferred. Shares resulting from any dividend reinvestment will require a separate Form 4.